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                                                                      Exhibit 99


                          GERDAU AMERISTEEL CORPORATION
                              5100 W. Lemon Street
                              Tampa, Florida 33609


Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 0304
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

               Re:  Gerdau AmeriSteel Corporation
                    Registration Statement on Form F-4
                    (Registration No. 333-101591)

Ladies and Gentlemen:

     In connection with the Gerdau AmeriSteel Corporation's (the "Company") request for a waiver of the requirement to update certain historical and pro forma financial statements and related disclosure as required by Item 8.4 of Form 20-F and as requested in the Staff's Comment Letter dated December 31, 2002, the Company represents that the preparation of such information would impose a hardship on the Company. In this regard, the Company is a Canadian filer with shares listed on the Toronto Stock Exchange. As a result, the Company is not required to file its annual financial statements in Canada until May 20, 2003. Complying with the requirement to provide updated financial statements prior to that date is impracticable as such statements will not be prepared until late in March 2003.

     We appreciate your consideration in this matter.


                                  Sincerely


                                  Tom J. Landa, Chief Financial Officer